Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP

ONE PENN PLAZA, SUITE 4015

NEW YORK NY 10119-4015

Contact:

Investor or Media Inquiries, Carol Merriman, VP Investor Relations & Corporate Development

Lexington Realty Trust

Phone: (212) 692-7264 E-mail: cmerriman@lxp.com

FOR IMMEDIATE RELEASE

Thursday, March 22, 2007

LEXINGTON REALTY TRUST CLOSES $200.0 MILLION

PRIVATE PLACEMENT OF TRUST PREFERRED SECURITIES

New York, NY – March 22, 2007 – Lexington Realty Trust ("Lexington") (NYSE: LXP) announced today that it has sold $200.0 million liquidation amount of Trust Preferred Securities through its consolidated statutory trust subsidiary, LXP Capital Trust I. Lexington holds all of the Common Securities of the subsidiary, which have a liquidation amount of $6.2 million. The subsidiary's assets consist solely of $206.2 million of junior subordinated notes concurrently issued by Lexington with terms that mirror the Trust Preferred Securities.

The Trust Preferred Securities have a 30-year term ending April 2037, are redeemable on or after April 30, 2012, at par (plus breakage costs, if any, for redemptions before April 30, 2017) and pay distributions at a fixed rate of 6.804% for the first ten years ending April 2017 and thereafter, at a floating rate of three month LIBOR plus 1.70%. Proceeds from the issuance will be used to repay existing indebtedness and fund future investment activity.

The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington currently pays an annualized common share dividend of $1.50 per share. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (i) the failure to integrate our operations and properties with those of Newkirk Realty Trust, (ii) the failure to continue to qualify as a real estate investment trust, (iii) changes in general business and economic conditions, (iv) competition, (v) increases in real estate construction costs, (vi) changes in interest rates, (vii) changes in accessibility of debt and equity capital markets, and (viii) those other factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.

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